SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                          F O R M  8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 12, 1997
                                                 -------------


               BANKERS TRUST NEW YORK CORPORATION
-------------------------------------------------------
(Exact name of registrant as specified in its charter)



                            NEW YORK
--------------------------------------------------------
      (State or other jurisdiction of incorporation)


        1-5920                           13-6180473
----------------------------   ---------------------------------
(Commission file number)       (IRS employer identification no.)



    130 LIBERTY STREET, NEW YORK, NEW YORK           10006
--------------------------------------------      ----------
    (Address of principal executive offices)      (Zip code)

Registrant's telephone number, including area code (212) 250-2500
                                                   --------------

Item 5. Other Events
------------------------------------------
Bankers Trust New York Corporation announced that it has entered into a strategic alliance with Cruz Blanca Prevision y Seguros S.A. and Banmedica S.A. through which the two firms will each purchase a 25% stake in a Bankers Trust holding company whose principal asset is Consorcio Nacional de Seguros S.A., the largest life insurance and annuity firm in Chile. Each of the purchasers will pay Bankers Trust approximately US$109 million.

As a result of the transaction, which is scheduled to be completed in two stages over the next six months, Bankers Trust expects to recognize a total pre-tax gain on sale of approximately $50 million. Approximately one half of this amount is expected to be recognized in the second quarter, and the balance is expected to be recorded in the second half of 1997.

In an unrelated matter, the Thai stock market has continued its steep decline. During the second quarter, Bankers Trust intends to recognize a decline in the value of its unconsolidated investment in a Thai affiliate. The combined effect of the Consorcio gain on sale and the valuation adjustment is not expected to materially affect the corporation's results for the second quarter.

                           SIGNATURES



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BANKERS TRUST NEW YORK CORPORATION



                              By  /s/ James T. Byrne, Jr.
                                  ---------------------------
                                    James T. Byrne, Jr.
                                    Secretary




June 13, 1997

                    Bankers Trust New York Corporation
                               130 Liberty Street
                          New York, New York  10006

Gordon S. Calder, Jr.
Assistant Secretary



                                                       June   13, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Sirs:

     Accompanying this letter is Bankers Trust New York
Corporation's report on Form 8-K dated June 12, 1997  (the  "Form
8-K").   The  Form  8-K is being filed electronically  through  the
EDGAR System.

      If there are any questions or comments in connection with the enclosed filing, please contact the undersigned collect at 212-250-4857.

                              Very truly yours,



                              By: /s/GORDON S. CALDER, JR.
                              Name:  Gordon S. Calder, Jr.
                              Title: Assistant Secretary